SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

CAROLINA BANK HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

North Carolina	000-31877	56-2215437
(state or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

528 College Road, Greensboro, North Carolina 27410

(Address of principal executive offices)

Registrant’s telephone number, including area code (336) 288-1898

2604 Lawndale Drive, Greensboro, North Carolina 27408

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 21, 2007, Carolina Bank Holdings, Inc. (the “Registrant”) appointed D. Wayne Thomas to its Board of Directors and the Board of Directors of its wholly owned subsidiary, Carolina Bank. Mr. Thomas, age 54, is the president and owner of Wayne Thomas Chevrolet Cadillac in Asheboro, North Carolina. Mr. Thomas assumes the board seat vacated by Judy Fuller upon her death in February of this year.

Carolina Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with Mr. Thomas and/or his related interests. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Upon his appointment to the Board of Directors of the Registrant, Mr. Thomas was enrolled in its Directors’ Deferral Plan whereby the fees paid for his service on the Board of Directors are deferred and placed into a Rabbi Trust to be invested in Registrant’s stock. For directors participating, the Registrant matches 25% of the fees deferred.

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Registrant’s control).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAROLINA BANK HOLDINGS, INC.

By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

Dated: August 24, 2007

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